As filed with the Securities and Exchange Commission on December 7, 2023

Registration Statement No. 333-267847

333-259569

333-248746

333-234578

333-223126

333-221695

333-207967

333-203432

333-184033

333-180616

333-170588

333-160049

333-131431

333-110847

333-107628

333-102039

333-101201

333-66390

333-40868

333-40846

333-40838

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-267847

FORM S-8 REGISTRATION STATEMENT NO. 333-259569

FORM S-8 REGISTRATION STATEMENT NO. 333-248746

FORM S-8 REGISTRATION STATEMENT NO. 333-234578

FORM S-8 REGISTRATION STATEMENT NO. 333-223126

FORM S-8 REGISTRATION STATEMENT NO. 333-221695

FORM S-8 REGISTRATION STATEMENT NO. 333-207967

FORM S-8 REGISTRATION STATEMENT NO. 333-203432

FORM S-8 REGISTRATION STATEMENT NO. 333-184033

FORM S-8 REGISTRATION STATEMENT NO. 333-180616

FORM S-8 REGISTRATION STATEMENT NO. 333-170588

FORM S-8 REGISTRATION STATEMENT NO. 333-160049

FORM S-8 REGISTRATION STATEMENT NO. 333-131431

FORM S-8 REGISTRATION STATEMENT NO. 333-110847

FORM S-8 REGISTRATION STATEMENT NO. 333-107628

FORM S-8 REGISTRATION STATEMENT NO. 333-102039

FORM S-8 REGISTRATION STATEMENT NO. 333-101201

FORM S-8 REGISTRATION STATEMENT NO. 333-66390

FORM S-8 REGISTRATION STATEMENT NO. 333-40868

FORM S-8 REGISTRATION STATEMENT NO. 333-40846

FORM S-8 REGISTRATION STATEMENT NO. 333-40838

UNDER

THE SECURITIES ACT OF 1933

CAPSTONE GREEN ENERGY CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	95-4180883
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

16640 Stagg Street
Van Nuys, California 91406
(818) 734-5300

(Address, including zip code and telephone number, including area code, of principal executive offices)

Capstone Green Energy Corporation 2017 Equity Incentive Plan

Capstone Turbine Corporation 2017 Equity Incentive Plan

Amended and Restated Capstone Turbine Corporation Employee Stock Purchase Plan

Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan

Capstone Turbine Corporation Inducement Awards

Stock Option Agreements with Walter J. McBride

Stock Option Agreement with Leigh L. Estus

Stock Option Agreement with Sharon Faltemier

Stock Option Agreement with John Fink

Stock Option Agreement with Michael Redmond

Stock Option Agreement with Sid Conrad

Stock Option Agreement with David Gillispie

Stock Option Agreement with Marty Segari

Stock Option Agreement with Allen McNair

Stock Option Agreement with John Tucker

Restricted Stock Purchase Agreement with John Tucker

Stock Option Agreement with Emily M. Liggett

Stock Option Agreement with Mr. Norman Chambers

Stock Option Agreement with Ms. Karen Clark

Deferred Compensation Plan of Capstone Turbine Corporation

Capstone Turbine Corporation 2000 Equity Incentive Plan

Capstone Turbine Corporation 2000 Employee Stock Purchase Plan

Capstone Turbine Corporation 1993 Incentive Stock Plan

(Full title of the plans)

John Juric

Chief Financial Officer

Capstone Green Energy Corporation

16640 Stagg Street

Van Nuys, California 91406

(818) 734-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mark D. Wood, Esq.
Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661-3693
(312) 902-5200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ◻	Accelerated filer ◻
Non-accelerated filer ⌧	Smaller reporting company ⌧
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed by Capstone Green Energy Corporation (the “Company”) to deregister all shares of common stock, par value $0.001 (“Common Stock”), of the Company remaining unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

(1)

Registration Statement on Form S-8 (No. 333-267847), pertaining to the registration of 600,000 additional shares of Common Stock for the Capstone Green Energy Corporation 2017 Equity Incentive Plan, which was filed with the SEC on October 13, 2022;

(2)

Registration Statement on Form S-8 (No. 333-259569), pertaining to the registration of 500,000 additional shares of Common Stock for the Capstone Green Energy Corporation 2017 Equity Incentive Plan, which was filed with the SEC on September 16, 2021;

(3)

Registration Statement on Form S-8 (No. 333-248746), pertaining to the registration of 500,000 additional shares of Common Stock for the Capstone Turbine Corporation 2017 Equity Incentive Plan, which was filed with the SEC on September 11, 2020;

(4)

Registration Statement on Form S-8 (No. 333-234578), pertaining to the registration of 600,000 additional shares of Common Stock for the Capstone Turbine Corporation 2017 Equity Incentive Plan, which was filed with the SEC on November 7, 2019;

(5)

Registration Statement on Form S-8 (No. 333-223126), pertaining to the registration of 500,000 shares of Common Stock pursuant to the Amended and Restated Capstone Turbine Corporation Employee Stock Purchase Plan, which was filed with the SEC on February 21, 2018;

(6)

Registration Statement on Form S-8 (No. 333-221695), pertaining to the registration of 3,000,000 shares of Common Stock for the Capstone Turbine Corporation 2017 Equity Incentive Plan, which was filed with the SEC on November 21, 2017;

(7)

Registration Statement on Form S-8 (No. 333-207967), pertaining to the registration of 450,000 additional shares of Common Stock for the Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan, which was filed with the SEC on November 12, 2015;

(8)

Registration Statement on Form S-8 (No. 333-203432), pertaining to the registration of 312,500 shares of Common Stock for the Capstone Turbine Corporation Inducement Awards, which was filed with the SEC on April 15, 2015;

(9)

Registration Statement on Form S-8 (No. 333-184033), pertaining to (i) the registration of 312,500 shares of Common Stock for the Capstone Turbine Corporation Inducement Awards and (ii) the registration of 9,000,000 additional shares of Common Stock for the Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan, which was filed with the SEC on September 21, 2012;

(10)

Registration Statement on Form S-8 (No. 333-180616), pertaining to the registration of 250,000 shares of

Common Stock for the Capstone Turbine Corporation Inducement Awards, which was filed with the SEC on

April 6, 2012;

(11)

Registration Statement on Form S-8 (No. 333-170588), pertaining to the registration of 500,000 shares of Common Stock for the Amended and Restated Capstone Turbine Corporation Employee Stock Purchase Plan, which was filed with the SEC on November 12, 2010;

(12)

Registration Statement on Form S-8 (No. 333-160049), pertaining to (i) the registration of 4,550,000 shares of Common Stock for the Capstone Turbine Corporation Inducement Awards and (ii) the registration of 5,100,000 additional shares of Common Stock for the Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan, which was filed with the SEC on June 17, 2009;

(13)

Registration Statement on Form S-8 (No. 333-131431), pertaining to the registration of (i) 500,000 shares of Common Stock of the Company issuable at an exercise price of $1.63 per share pursuant to options granted under the August 5, 2005 Stock Option Agreement with Walter J. McBride, (ii) 500,000 shares of Common Stock of the Company issuable at an exercise price of $3.20 per share pursuant to options granted under the January 16, 2006 Stock Option Agreement with Walter J. McBride, (iii) 500,000 shares of Common Stock of the Company issuable at an exercise price of $2.75 per share pursuant to options granted under the Stock Option Agreement with Leigh L. Estus, and (iv) 2,380,000 additional shares of Common Stock of the Company issuable at an exercise price of $3.58 per share pursuant to grants to be made under the Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan, which was filed with the SEC on February 1, 2006;

(14)

Registration Statement on Form S-8 (No. 333-110847), pertaining to the registration of (i) 250,000 shares of Common Stock of the Company issuable at an exercise price of $1.66 per share pursuant to options granted under the Stock Option Agreement with Sharon Faltemier, (ii) 800,000 shares of Common Stock of the Company issuable at an exercise price of $1.66 per share pursuant to options granted under the Stock Option Agreement with John Fink, (iii) 800,000 shares of Common Stock of the Company issuable at an exercise price of $1.66 per share pursuant to options granted under the Stock Option Agreement with Michael Redmond, (iv) 100,000 shares of Common Stock of the Company issuable at an exercise price of $1.85 per share pursuant to options granted under the Stock Option Agreement with Sid Conrad, (v) 60,000 shares of Common Stock of the Company issuable at an exercise price of $1.89 per share pursuant to options granted under the Stock Option Agreement with David Gillispie, (vi) 100,000 shares of Common Stock of the Company issuable at an exercise price of $1.71 per share pursuant to options granted under the Stock Option Agreement with Marty Segari, and (vii) 85,000 shares of Common Stock of the Company issuable at an exercise price of $1.71 per share pursuant to options granted under the Stock Option Agreement with Allen McNair, which was filed with the SEC on December 1, 2003;

(15)

Registration Statement on Form S-8 (No. 333-107628), pertaining to (i) the registration of 2,000,000 shares of Common Stock of the Company issuable at an exercise price of $1.18 per share pursuant to options granted under the Stock Option Agreement with John Tucker and (ii) the registration of 500,000 shares of the Company’s Common Stock issued at a purchase price of $0.001 per share pursuant to the Restricted Stock Purchase Agreement with John Tucker, which was filed with the SEC on August 4, 2003;

(16)

Registration Statement on Form S-8 (No. 333-102039), pertaining to the registration of 3,840,000 shares of Common Stock of the Company issuable at an exercise price of $1.01 per share pursuant to options outstanding under the Stock Option Agreement with Emily M. Liggett, which was filed with the SEC on December 20, 2002;

(17)

Registration Statement on Form S-8 (No. 333-101201), pertaining to (i) the registration of 400,000 additional shares of Common Stock for the Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan, (ii) the registration of 200,000 shares of Common Stock of the Company issuable at an exercise price of $4.74 per share pursuant to options outstanding under the Stock Option Agreement with Mr. Norman Chambers, and (iii) the registration of 350,000 shares of Common Stock of the Company issuable at an exercise price of $4.70 per share pursuant to options outstanding under the Stock Option Agreement with Ms. Karen Clark, which was filed with the SEC on November 14, 2002;

(18)

Registration Statement on Form S-8 (No. 333-66390), pertaining to $2,713,500 in deferred compensation obligations arising under the Deferred Compensation Plan of Capstone Turbine Corporation, which was filed with the SEC on July 31, 2001;

(19)

Registration Statement on Form S-8 (No. 333-40868), pertaining to the registration of 3,300,000 shares of Common Stock for the Capstone Turbine Corporation 2000 Equity Incentive Plan, which was filed with the SEC on July 6, 2000;

(20)

Registration Statement on Form S-8 (No. 333-40846), pertaining to the registration of 900,000 shares of Common Stock for the Capstone Turbine Corporation 2000 Employee Stock Purchase Plan, which was filed with the SEC on July 5, 2000; and

(21)

Registration Statement on Form S-8 (No. 333-40838), pertaining to the registration of 5,992,389 shares of Common Stock for the Capstone Turbine Corporation 1993 Incentive Stock Plan, which was filed with the SEC on July 5, 2000.

On September 28, 2023, the Company and its wholly-owned subsidiaries, Capstone Turbine International, Inc. (“Capstone Turbine International”) and Capstone Turbine Financial Services, LLC (together with Capstone Turbine International and the Company, the “Debtors”), filed voluntary petitions (the “Chapter 11 Cases”) for relief under chapter 11 of title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered only for procedural purposes under the caption In re Capstone Green Energy Corporation, Case No. 23-11634 (LSS) (Bankr. D. Del.).

On December 7, 2023, the Company emerged from the Chapter 11 Cases pursuant to that certain Joint Prepackaged Chapter Plan of Reorganization (as supplemented by that certain Plan Supplement, dated October 24, 2023) of Capstone Green Energy Corporation and its Debtors pursuant to Chapter 11 of the Bankruptcy Code, which was confirmed by the Bankruptcy Court on November 14, 2023.

In connection with the foregoing, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, State of California, on December 7, 2023.

CAPSTONE GREEN ENERGY CORPORATION

By:	/s/ Robert C. Flexon
Robert C. Flexon
Interim President and Chief Executive Officer